Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-17331 on Form S-8 pertaining to the Broadway Financial Corporation Stock Option Plan for Outside Directors and the Broadway Financial Corporation Long Term Incentive Plan, Registration Statement No. 333-102138 on Form S-8 pertaining to the Broadway Financial Corporation Long Term Incentive Plan, and Registration Statement No. 333-163150 on Form S-8 pertaining to the Broadway Financial Corporation 2008 Long-Term Incentive Plan of our report dated March 30, 2012 on the consolidated financial statements of Broadway Financial Corporation and subsidiaries, which report is included in Form 10-K for Broadway Financial Corporation for the year ended December 31, 2011.

Crowe Horwath LLP

Costa Mesa, California

March 30, 2012